Exhibit 10.2

ADDENDUM TO THE

NORTH PENN BANK AND NORTH PENN BANCORP, INC.
FORM OF AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS ADDENDUM (this “Addendum”) to the AMENDED AND RESTATED EMPLOYMENT AGREEMENT by and among Thomas J. Dziak (the “Executive”) and North Penn Bank (“Bank”) and North Penn Bancorp, Inc. (“Bancorp”) dated January 4, 2008 (“Agreement”), is made by and among the Executive, the Bank, Bancorp and Norwood Financial Corp. (“Norwood“) as of December 14, 2010 (“Effective Date”).

WHEREAS, the Executive is currently employed by the Bank and Bancorp as Senior Vice President, and is experienced in certain phases of the business of the Bank and Bancorp; and

WHEREAS, Norwood contemplates acquiring Bancorp pursuant to the Agreement and Plan of Merger (“Merger Agreement”) by and among the Bank, Bancorp, and Norwood, dated December 14, 2010; and

WHEREAS, the parties desire to set forth certain modifications to the Agreement as set forth in this Addendum prior to execution of the Merger Agreement, with this Addendum to be effective as of the Effective Date.

NOW, THEREFORE, the parties hereto, intending to be legally bound do hereby agree, that in exchange for the good and valuable consideration to be paid by Norwood, the Bank and Bancorp, this Addendum by and among the Bank, Bancorp, Norwood and the Executive, is hereby made, as follows:

1.	Non-Competition and Non-Solicitation Limitations.

During the period commencing on the Effective Date and ending on the later of (I) four (4) months following the date of the merger of Bancorp with and into Norwood (“Merger Date”), or (II) three (3) months following the Executive’s termination of employment with Norwood, Executive agrees not to engage in any Competition (as defined below) with Norwood, Wayne Bank (“Wayne”), Bank or Bancorp or any affiliate or subsidiary of any of the foregoing ( the “Companies”). For purposes of this Addendum, “Competition” means becoming an employee, an officer, a director, a consultant, an agent, partner, an advisory director, a founder or a shareholder or other equity holder (other than acquisitions of not more than one percent (1%) of the outstanding capital stock of, or a similar equity interest in, a corporation or other entity) or in any other capacity with any business organization that is doing business or intends to do business in the Commonwealth of Pennsylvania in the counties of Lackawanna, Wayne, Pike and Monroe and that is engaged or intends to engage in the provision of financial services to the public, including, but not limited to, accepting retail or commercial deposit accounts, making loans or offering trust services, commercial banking, mortgage banking or lease financing, by business entities, including but not necessarily limited to commercial banks, savings associations, trust companies, credit unions and parent companies and subsidiary companies of such business entities (collectively, “Financial Services Companies”). Competition shall also mean engaging in efforts to recruit any employee of the Companies or solicit or induce, attempt to solicit or induce, or assist in the solicitation or inducement of any employee of the

Companies to terminate his or her employment with the Companies, or otherwise cease his or her relationship with the Companies, or solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts of the Companies that were served by the Companies before or after the Closing of the Merger.

2.	Other Matters.

a.
Payment Calculation Limits. Notwithstanding anything herein or in the Agreement to the contrary, in the calculation of any payments due to the Executive in accordance with Section 5(c) of the Agreement, compensation attributable to the Executive as a result of the exercise of any stock options to acquire Bancorp common stock or the sale of any stock received upon the exercise of any incentive stock options resulting in a disqualifying disposition (in each case where such transaction occurs after October 1, 2010) shall not be taken into account in the calculation of such payment.

b.
Termination of the Merger Agreement. In the event that the Merger Agreement is terminated by the parties prior to the Merger Date, then this Addendum shall automatically terminate as of the date of such termination of the Merger Agreement, and thereafter be of no further force and effect.

3.	Execution of Release Agreement.

Notwithstanding anything herein or in the Agreement to the contrary, the Executive shall execute and deliver a Release Agreement between the Executive, the Bancorp, the Bank and Norwood substantially in the form attached hereto as Exhibit A to the Bancorp, the Bank and Norwood not later than eight business days prior to the date of the merger of Bancorp with and into Norwood.

4.	Defined Terms.

Capitalized terms set forth in this Addendum shall have such meaning as defined herein, and if not otherwise defined, then as defined in the Agreement. Except as otherwise set forth herein, the Agreement shall remain in full force and effect as otherwise written.

IN WITNESS WHEREOF, the parties have executed this Addendum to the Agreement as of the date first written above.

/s/ Bridget A. Orue	/s/ Thomas J. Dziak
Witness	Thomas J. Dziak, Executive

NORTH PENN BANCORP, INC.

ATTEST:	By:	/s/ Frederick L. Hickman

/s/ Bridget A. Orue
Asst. Secretary

NORTH PENN BANK

ATTEST:	By:	/s/ Frederick L. Hickman

/s/ Bridget A. Orue
Asst. Secretary

NORWOOD FINANCIAL CORP.

ATTEST:	By:	/s/ Lewis J. Critelli

/s/ Edward C. Kasper
Secretary

ACKNOWLEDGMENT AND RELEASE AGREEMENT

This Acknowledgment and Release Agreement (this “Agreement”) is entered into as of                 , 2011, by and among Thomas J. Dziak (“Executive”), Wayne Bank (the “Bank”), Norwood Financial Corp. (“Norwood”), North Penn Bancorp, Inc. (“NPB”) and North Penn Bank (“NP Bank”) (collectively, the “Company”).

WHEREAS, NPB and NP Bank have entered into a Amended and Restated Employment Agreement with Executive, effective as of January 4, 2008 (the “Employment Agreement”) and modified by an Addendum dated as of December 14, 2010 (the “Addendum”) which Employment Agreement provides Executive with certain severance benefits in the event of the termination of Executive’s employment following a change in control of NPB; and

WHEREAS, NPB and NP Bank entered into an Agreement and Plan of Merger by and among NPB, NP Bank, the Bank and Norwood, dated as of December ___, 2010 (the “Merger Agreement”), pursuant to which Norwood will acquire all of the issued and outstanding shares of capital stock of NPB through the merger of NPB with and into Norwood (the “Merger”) and NP Bank will merge with and into the Bank; and

WHEREAS, pursuant to section 6.3(b) of the Merger Agreement, the Bank and Norwood have agreed to honor the Employment Agreement and at this time have decided to terminate the employment of the Executive in accordance with Section 5(b) of such Employment Agreement; and

WHEREAS, Section 6.7 of the Merger Agreement and the Addendum provide that the Executive shall execute an acknowledgment and release with respect to payments to be made to the Executive; and

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1.             Payment. The employment of the Executive shall terminate on _________, 2011 (the “Termination Date”). On the Termination Date, the Bank shall make payment to the Executive in the amount of $_________(“Payment”), which is compensation to be reported on IRS Form W-2, less applicable withholding. Further, in accordance with such Employment Agreement, the Bank or Norwood will use its best commercial efforts to continue the Executive’s coverage under the Bank’s group life insurance, medical insurance and dental insurance plans for a period of thirty-six months following the Termination Date.

Notwithstanding the foregoing, the Payment will be paid by the Bank to the Executive as of the date specified in this Agreement or as soon as permissible thereafter such that there will not be the imposition of additional taxes and penalties levied against the Executive under Code Section 409A(a)(1)(B) resulting from the timing of such Payment.

2.             Release and Waiver. Executive hereby agrees that the employment of the Executive will terminate on the Termination Date and Payment will be made on the Termination Date under Section 5 of the Employment Agreement, and such Payment shall release the Bank, Norwood, NP Bank and NPB from all obligations due to the Executive under the Employment Agreement. Executive and the Company hereby expressly understand and acknowledge that such Payment shall not affect or reduce Executive’s right to receive (a) continued eligibility to participate in the health insurance coverage under applicable state and federal group health care continuation coverage laws (e.g., Code Section 4980B(f)) following the date of termination of Executive’s employment with the Bank; and (b) any benefit vested in Executive under any tax-qualified or non-tax qualified employee benefit plan of NP Bank or the Bank.

3.            Covenants; Release of Claims. For all time periods before and after the Termination Date, Executive covenants and agrees as follows:

(a)
Full Release of Claims. In consideration for the Bank’s promise to pay to Executive the compensation and benefits specified in Section 1 of this Agreement, and the Bank’s and Norwood’s other promises set forth in this Agreement, Executive, for himself and his heirs, personal representatives, successors, and assigns, and anyone claiming by or through any of them, does hereby forever discharge and release the Bank Released Parties (as hereinafter defined), jointly and severally, from any and all Claims, regardless of whether such Claims or the nature thereof are known or unknown as of the date hereof or which thereafter arise from any matter, fact, circumstance, event, happening or thing whatsoever occurring or failing to occur, which Executive may have or which could be asserted by another on Executive’s behalf against the Bank, Norwood, NP Bank and NPB relating to Executive’s employment at the Bank and NP Bank and/or the cessation thereof through the Termination Date, including, but not limited to, any rights or claims for compensation or benefits for periods of employment with the Bank or NP Bank ending on the Termination Date (collectively, the “General Release”); provided, however, that the foregoing release shall not cover or include Claims related to enforcement of this Agreement. Executive covenants and agrees that the Executive Parties (as hereinafter defined), shall not, and shall have no right to, commence or maintain any suit, action or proceeding in respect of any Claim released hereby. Executive represents and warrants with respect to each Claim released hereby that the Executive Parties have not in any manner assigned, pledged or otherwise voluntarily or involuntarily disposed of or transferred to any Person (as hereinafter defined) any interest in any Claim released hereby, and that each Claim of the Executive Parties against the Bank Released Parties described herein is fully and finally discharged, settled and satisfied. The Executive Parties shall indemnify and hold the Bank Released Parties harmless from any and all reasonable costs, expenses, liabilities and damages, including, without limitation, all reasonable attorneys’ fees and disbursements, incurred by reason of any breach of any of the covenants, warranties and representations contained in this Section 3. The General Release set forth in this Section 3 shall (i) be binding upon the Executive Parties, and shall inure to the benefit of the successors, heirs, personal representatives and assigns of the Bank Released Parties; and (ii) be severable, so that the invalidity, illegality or unenforceability of any provision hereof shall not affect the remaining provisions hereof. The obligations of the Executive Parties hereunder shall be, jointly and severally, binding upon each party identified as included in the Executive Parties. With the exception of this Agreement, Executive specifically acknowledges and agrees that he is not a participant in, nor is he entitled to any benefits pursuant to, any severance pay plan maintained or administered by Bank or NP Bank.

(b)
Acknowledgement as to Workplace Injuries, Occupational Diseases, Leave Requests or Complaints. Executive acknowledges and affirms that Executive has no known workplace injuries or occupational diseases, and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any related state or local leave or disability laws. Executive affirms that Executive has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against the Bank or NP Bank in any forum or form.

(c)
Ability to Enforce Agreement and Assist Government Investigation. Nothing in this Agreement prohibits or otherwise restricts Executive from: (i) instituting any legal action for the sole purpose of enforcing this Agreement; (ii) making any disclosure of information required by law; (ii) assisting any federal regulatory or law enforcement agency or legislative body to the extent Executive maintains a legal right to do so notwithstanding this Agreement; or (iv) filing, testifying, participating in or otherwise assisting in a proceeding relating to the alleged violation of any federal, state, or local law, regulation, or rule, to the extent Executive maintains a legal right to do so notwithstanding this Agreement.

4.            Definitions. For purposes of this Agreement, the following terms shall have the meaning set forth opposite each:

(a)	“Executive Parties” shall mean Executive and his heirs, personal representatives, successors and assigns, and anyone claiming by or through any of them.

(b)
“Claims” shall mean any and all, and all manner of, actions and causes of action, suits of any kind whatsoever (whether under state or federal statute, local regulations or at common law, and whether known or unknown), debts, liabilities, obligations, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, agreements, controversies, trespasses, promises, judgments, damages, costs, expenses, claims, and demands of any kind or nature whatsoever, whether in law or in equity, whether known or unknown, whether asserted or unasserted, including, without limitation, any and all claims for employment discrimination, wrongful discharge, compensation, benefits, bonuses, incentives, expenses, options, wages, severance pay, vacation pay, fringe benefits, or other monies or accountings, including punitive damages, liquidated damages, exemplary damages, or compensatory damages, physical, mental, or emotional distress, pain and suffering, back pay, front pay, costs, and attorneys’ fees, and any other legal or equitable relief, arising out of or in relation to the employment or termination of employment of Executive by or with the Bank or NP Bank or any other subsidiary or affiliate of the Bank, and the General Release includes any state and federal discrimination statutes including, but not limited to:

(i)	the Americans with Disabilities Act of 1990, as amended;

(ii)	the Rehabilitation Act of 1973 (29 U.S.C. Sections 701-794);

(iii)	Title VII of the Civil Rights Act of 1964 (42 U.S.C. Section 2000e et seq.);

(iv)	the Civil Rights Acts of 1866 (42 U.S.C. Section 1981);

(ii)	Executive Order 11246, as amended;

(iii)	the Age Discrimination in Employment Act (“ADEA”) (29 U.S.C. Section 621 et seq.);

(iv)	the Older Workers Benefit Protection Act of 1990 (“OWBPA”);

(v)	the Employee Retirement Income Security Act of 1974 as amended (“ERISA”);

(vi)	the Equal Pay Act of 1963 (29 U.S.C. Section 206(d)(1)); (10) the Civil Rights Act of 1991;

(vii)	the Family and Medical Leave Act of 1993;

(viii)	the National Labor Relations Act;

(ix)	the Uniformed Services Employment and Re-employment Rights Act of 1994;

(x)	the Immigration Reform Control Act;

(xi)	the Vocational Rehabilitation Act of 1973;

(xii)	the Vietnam Era Veteran’s Readjustment Assistance Act of 1974;

(xiii)	the United States Constitution;

(xiv)	the Pennsylvania Human Relations Act,

(xv)	the federal Fair Labor Standards Act;

(xvi)	the federal Worker Adjustment and Retraining Notification Act;

(xvii)	the Pennsylvania Workers’ Compensation Act;

(xviii)	any other federal, state, or local laws or regulations of any kind; and

(xix)	any amendments to the foregoing laws or regulations.

The General Release also includes, but is not limited to, all claims arising under the common law, including, but not limited to, the following: (A) claims for negligent retention; (B) claims for negligent supervision; (C) claims for intentional or negligent infliction of emotional or mental distress or outrageous conduct; (D) claims for hostile work environment; (E) claims for retaliation; (F) breach of express or implied contract; (G) claims for sexual harassment; (H) claims for discrimination; (I) claims for wrongful termination; (J) claims for defamation; (K) claims for conversion; (L) claims for invasion of privacy; (M) claims for tortuous interference with contract; (N) claims for attorneys’ fees and costs; and (O) any and all other claims which Executive ever had or has, arising by reason of or in any way connected with any employment relationship which has existed between Executive and the Bank and NP Bank, including the termination thereof.

The parties agree that the General Release provided by Executive in this Agreement does not include a release for claims under ADEA arising after the date Executive signs this Agreement.

(c)
“Confidential Information” shall mean any and all, and all manner of, procedures, processes, property, methods of doing business, trade secrets, marketing and other confidential or proprietary information of or relating to the Bank and NP Bank and its respective directors and affiliates and also the respective information and documentation of the financial condition, assets, liabilities, business, operations, bank regulators, customers, and prospects of each, coming into the possession or knowledge of Executive during the course of his employment or association with the Bank and NP Bank, except to the extent that such information becomes publicly available (other than by reason of the breach by Executive of any of the terms or provisions hereof).

(d)
“Bank Released Parties” shall mean the Bank, NP Bank, NPB and Norwood, and their past and present parents, subsidiaries, divisions and related and affiliated organizations, and their respective past and present respective officers, shareholders, directors, attorneys, accountants, agents, servants and employees and their successors, heirs and assigns.

(e)	“Person” shall mean any individual, corporation, partnership, business trust, firm, association or other entity.

5.	Representations and Warranties of Executive.

(a)
Executive acknowledges and agrees that, before signing this Agreement, Executive was advised to review it and consult with any attorney Executive chooses, and that, to the extent Executive desired, Executive has availed himself of these opportunities. Having read and understanding this Agreement, Executive agrees that he is entering into the Agreement freely, willingly, knowingly, voluntarily, without duress and with the intent to be bound by it. Executive acknowledges that he has read and fully understands the Agreement’s terms, conditions, meaning and intent, including the final binding effect of the waiver and release of his rights under this Agreement. Executive also represents and warrants to the Bank that Executive is not aware of any fraud, improprieties, or any irregularities in connection with any of the duties performed by Executive or others while in the employment with the Bank. In addition, Executive is not aware of any fraud or misrepresentations, whether material or not, that involve management or other employees who have or had a role in Bank’s internal controls over financial reporting.

(b)
Executive agrees that neither he or any of his representatives or agents will discuss any Confidential Information with any Person other than the Bank. Each party to this Agreement agrees that this Agreement and the terms hereof constitutes Confidential Information and agrees not to disclose any information regarding the terms of this Agreement, except that Executive may disclose such information to his immediate family and any personal tax, legal or other counsel that he has in order to consult with such advisor regarding the meaning or effect hereof or as required by law, and the Executive will instruct each of the foregoing not to disclose the same to anyone.

6.	General Provisions.

(a)
Heirs, Successors and Assigns. The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns, including, but not limited to, the Bank, Norwood, NP Bank and NPB.

(b)
Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto.

(c)
Governing Law. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to its principles of conflicts of law.

(d)
Counterparts. This Agreement may be executed in one or more counterparts, each of which counterpart, when so executed and delivered, shall be deemed an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

7.             No Other Obligations. Upon payment to Executive of the amount set forth in Section 1 hereof, neither the Bank, Norwood, NP Bank or NPB shall have any further obligation to Executive under the Employment Agreement, other than with respect to the payments and other benefits described herein.

8.             Severability. Any term or provision of this Agreement which is held to be invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

9.             EEOC Claims. To the extent permitted by law, Executive agrees that he will not file, or permit to be filed in his name or on his behalf, any lawsuit in court against any of the Persons or entities released in this Agreement, based upon any act or event which occurred on or before his execution of this Agreement. Executive further agrees that, although he has the right to file a charge with the Equal Employment Opportunity Commission, should he file such a charge, or should any charge, lawsuit, complaint or other claim be filed in his name or on his behalf with the Equal Employment Opportunity Commission or with any other administrative agency or organization, or in any other forum, against any of the persons or entities released herein, based upon any act or event which occurred on or before the Termination Date, to the extent permitted by law, he will not seek or accept any personal relief based upon such charge, lawsuit, complaint or other claim, including, but not limited to, an award of monetary damages or reinstatement to his employment with the Bank. Executive is not waiving any right to file a complaint with a government agency.

10.           Review Period. Executive shall have a period of twenty-one (21) calendar days within which to consider and execute this Agreement. Prior to executing this Agreement, Executive may choose to use as little or as much of the twenty-one (21) calendar day period as he chooses.

11.           Acknowledgements. Executive acknowledges that he was provided the opportunity to review and consider the terms of this Agreement for at least twenty-one (21) calendar days. Executive further acknowledges that he has been advised to discuss all aspects of this Agreement with his private attorney and/or other individuals of his choice who are not associated with the Bank. Executive further acknowledges that he has read this Agreement and fully understands the significance of all of its provisions. Executive acknowledges, warrants and agrees that he has signed this Agreement voluntarily and accepts all obligations contained in it in exchange for a portion of the consideration Executive will receive pursuant to this Agreement and the Consulting Agreement, which Executive acknowledges is adequate and satisfactory. Executive further acknowledges the Bank or Norwood is not otherwise obligated to provide to Executive the benefits to be provided under the Consulting Agreement. Executive acknowledges, warrants and agrees that neither the Employer, nor its agents, representatives, directors, officers or employees have made any representations to Executive concerning the terms of effects of this Agreement, other than those explicitly contained in this Agreement. No inducements, representations, or Agreement have been made or relied upon to make this Agreement except as stated herein.

12.           Revocation Period. Once this Agreement is executed by Executive, Executive shall have a seven (7) calendar day period during which Executive may revoke his decision to execute the Agreement (the “7-day Revocation Period”). A revocation made pursuant to this Section 12 shall be effective only if it is in writing and is delivered to Mr. Lewis J. Critelli, President, Norwood Financial Corp., at the following address: 717 Main Street, Honesdale, Pennsylvania 18431, in a manner reasonably calculated to provide Executive with proof of receipt and delivered at or prior to 5:00 p.m. on the seventh (7th) calendar day, or the first business day thereafter if that day is a Saturday, Sunday, or bank Holiday, following execution of this Agreement by Executive. This Agreement shall not become effective or enforceable until the revocation period has expired.

This Agreement was drafted so that it should be readily understood by Executive. By signing this Agreement, Executive certifies that he understands all the provisions contained in the Agreement and that this Agreement complies with the requirements of the Older Workers Benefit Protection Act.

Executive agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration.

Having elected to execute this Agreement, to fulfill the promises and to receive the consideration set forth in Section 1 above, Executive freely and knowingly, after due consideration, enters into this Agreement and signs the same as Executive’s free and independent act intending to waive, settle and release all claims Executive has or might have against the Bank, Norwood, NPB and NP Bank.

I have read this Agreement, and I am fully aware of the legal effects of the Agreement. I have chosen to execute the Agreement freely, without reliance upon any promises or representations made by the Bank other than those contained in this Agreement, and I understand that, under the terms of the Agreement, I will receive the compensation as described in the Agreement, less applicable tax withholdings, after the expiration of the 7-day Revocation Period, provided I do not revoke this Agreement within the 7-day Revocation Period described herein.

Please carefully read this Agreement in full. It contains a covenant not to sue and a general release of all known and unknown claims arising out of your employment with the Company, including, but not limited to, the release of all claims under Title VII of the 1964 Civil Rights Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act, and/or any other federal or state fair employment or antidiscrimination statutes or regulations.

Statement by Executive who is signing below. By signing this Agreement, I acknowledge that I have carefully read and fully understand the provisions of this Agreement and have had sufficient time and opportunity (over a period of 21 days) to consult with my personal tax, financial and legal advisors prior to executing this Agreement and I intend to be legally bound by its terms.

IN WITNESS WHEREOF, the parties hereto have signed this Acknowledgment and Release.

EXECUTIVE

Thomas J. Dziak	Date

WAYNE BANK

By:	Date

NORWOOD FINANCIAL CORP.

By:	Date

NORTH PENN BANCORP, INC.

By:	Date

NORTH PENN BANK

By:	Date

ELECTION TO EXECUTE PRIOR TO EXPIRATION
OF TWENTY ONE DAY CONSIDERATION PERIOD

I, Thomas J. Dziak, understand that I have at least twenty-one (21) calendar days to consider and execute this Agreement. After having had the opportunity to consult with counsel, however, I have freely and voluntarily elected to execute this Agreement prior to the expiration of the twentyone (21) calendar day period.

Thomas J. Dziak, Executive	Date